                     MEMORANDUM OF AGREEMENT TO SELL STOCK


                                                              September 13, 1994


Seller:     Kane-Miller Corp.
- -------     555 White Plains Road
            Tarrytown, New York  10591



Purchaser:  Glendi Publications, Inc.
- ----------  P.O. Box 736
            Fort Washington, Pennsylvania  19034



Gentlemen:

     Kane-Miller Corp. ("Seller") hereby agrees to sell to Glendi Publications, Inc. (formerly known as SLC Graphics, Inc.) or designee ("Purchaser") on September 16, 1994 (the "Closing Date"), and Purchaser agrees to purchase from Seller in accordance with the terms of this agreement Three Hundred One Thousand Nine Hundred Ninety (301,990) shares of Common Stock ($.10 par value per share) of AMREP Corporation, an Oklahoma corporation ("Shares") owned by Seller.

     1.   Price:
          ------

          The aggregate price ("Price") to be paid by Purchaser to Seller for the Three Hundred One Thousand Nine Hundred Ninety (301,990) Shares is Two Million Four Hundred Fifteen Thousand Nine Hundred Twenty ($2,415,920.00) and 00/100 Dollars.

          The price per share is Eight and 00/100 ($8.00) Dollars.

     2.   Payment:
          --------

          Purchaser shall make payment to Seller of the Price on the Closing Date by Purchaser causing its agent, Pershing/DBS Division of Donaldson, Lufkin & Jenrette Securities Corporation ("Pershing") to make payment by journal entry in clearinghouse immediately available funds to the Seller's agent ("Agent"), Neuberger & Berman, 605 Third Avenue, New York, New York 10158 for Seller's Account, No. 050-39736-002, Attn: Marvin Schwartz or Herbert Ackerman (212-476-9000).

          The sale of the Shares contemplated by this agreement shall be deemed a sale away from all stock exchanges, and without any commissions or brokerages required to be paid by either party. Each party represents and warrants to the other party that all negotiations relating to this Memorandum of Agreement have been carried on by them directly without the intervention of any person, firm, corporation or entity who or which may be entitled to any brokerage fee or any commission in respect to the execution of this Memorandum of Agreement or the consummation of the transactions contemplated hereby, and each party hereby agrees to indemnify and hold the other party harmless from and against any and all claims, losses, liabilities or expenses (including reasonable attorneys' fees and expenses) which may be asserted against such other party as a result of any dealings, arrangements or agreements between the first such party and any such person, firm, corporation or entity. Each party shall bear all of their respective costs, expenses, fees and taxes of this transaction.

     3.   Closing:
          --------

          The Closing on the sale of Shares by Seller to Purchaser shall take place on the Closing Date in the manner set forth in this Memorandum of Agreement. All transactions at the Closing shall be deemed to have occurred simultaneously, and the respective obligations of Seller to deliver the Shares and of the Purchaser to purchase and pay for the Shares shall be conditions concurrent to the closing. If the transaction is not consummated by September 16, 1994 because of Purchaser's failure to cause payment to be made, Seller has the option to (a) extend the Closing Date or (b) (i) cancel this agreement and
          (ii) exercise Seller's other rights (if any) at law or in equity.

     4.   Deliveries by Seller and Purchaser:
          -----------------------------------

          (a) At the Closing, Seller shall cause the Shares to be transferred by the Depository Trust Company to or for Purchaser's account at Pershing (Account No. 3FW-204429-1-800) and covenants and agrees to execute any and all letters of authorization, stock powers, and any other documents that are reasonably necessary to transfer to the Purchaser beneficial ownership of all of the Shares, free and clear of all pledges, liens, claims, encumbrances, options, agreements, warrants, calls and restrictions of any kind. The transfer shall be deemed consummated when the Price is received by Seller's Agent and the Shares are received by Pershing, each in accordance with the terms of this Agreement.

          (b) At the Closing, Purchaser shall deliver to Pershing the Price for delivery to Seller's account at Neuberger & Berman as set forth in Paragraph 2.

     5.   Representations and Warranties of Seller:
          -----------------------------------------

          Seller represents and warrants to Purchaser as follows:

          (a)  Authority Relative to this Agreement.  Seller has the power and
               -------------------------------------
          capacity to execute, deliver and perform this agreement and sell the Shares and to consummate the transactions contemplated hereby. The sale of the Shares has been duly and validly authorized by Seller's Board of Directors. This agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms. Seller is not subject to or obligated under any contract provision or other agreement, or subject to any order, decree, law, rule or regulation which would be violated by its execution, delivery, or performance of this agreement or the selling of the Shares as provided herein.

          (b)  Title to the Shares.  Seller owns all the Shares beneficially,
               --------------------
          free and clear of all pledges, liens, claims, encumbrances, options, agreements, warrants, calls and restrictions of any kind other than those created hereunder.

          (c)  Consents and Approvals; No Violation.  There is no requirement
               -------------------------------------
          applicable to Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Seller of the transactions contemplated by the sale of the Shares. Neither the sale and delivery of the Shares by Seller nor the consummation of the transactions contemplated hereby will (i) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Seller is a party or by which any of Seller's assets may be bound which would materially adversely affect Seller's ability to perform Seller's obligations under this agreement, or (ii) violate any order, writ, injunction or decree applicable to Seller or any of Seller's assets which would materially adversely affect Seller's ability to perform Seller's obligations hereunder.

          (d) All of the Shares were purchased by Seller in open market purchases consummated between on or about July 22, 1987 and on or about February 15, 1990. None of the Shares are currently certificated; rather, they are held by Seller's Agent, in "street name" and there are no restrictions or limitations at such Agent or at Depository Trust Company which would prevent Seller from transferring the Shares to Purchaser in accordance with the terms hereof.

     6.   Representations and Warranties of Purchaser:
          --------------------------------------------

          Purchaser represents and warrants to Seller as follows:

          (a)  Authority Relative to this Agreement.  Purchaser has the power
               -------------------------------------
          and capacity to execute, deliver and perform this agreement and purchase the Shares and to consummate the transactions contemplated hereby. The purchase of the Shares and the payment of the Price have been duly and validly authorized by Purchaser's Board of Directors. This agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser is not subject to or obligated under any contract provision or other agreement, or subject to any order, decree, law, rule or regulation which would be violated by its execution, delivery, or performance of this agreement or the purchasing of the Shares as provided herein.

          (b)  Consents and Approvals; No Violation.  There is no requirement
               -------------------------------------
          applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Purchaser of the transactions contemplated by the purchase of the Shares. Neither the execution and delivery of the Memorandum of Agreement by Purchaser, nor the consummation of the transactions contemplated hereby will (i) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Purchaser is a party or by which any of Purchaser's assets may be bound which would materially adversely affect Purchaser's ability to perform Purchaser's obligations under this agreement, or (ii) violate any order, writ, injunction or decree applicable to Purchaser or any of Purchaser's assets which would materially adversely affect Purchaser's ability to perform Purchaser's obligations hereunder.

          (c)  Binding on Permitted Successors and Assigns.  If the agreement is
               --------------------------------------------
          assigned by Purchaser as provided in the Memorandum of Agreement and the Shares are acquired by Purchaser's assignee or designee, such assignee or designee shall be deemed to have also made the foregoing representations and warranties as made by Purchaser and they shall be true and correct as to such assignee or designee.

     7.   Title to the Shares.
          --------------------

          When received by Pershing, all of the Shares shall have been duly and validly negotiated and transferred and title thereto shall be good and marketable in Purchaser free and clear of all pledges, liens, claims, encumbrances, options, agreements, warrants, calls, and restrictions of any kind.

     8.   Equitable Remedies.
          -------------------

          Seller hereby acknowledges that the Shares are unique and are otherwise unavailable, and therefore agrees that in addition to any other remedies available to the Purchaser, Purchaser may invoke and obtain any applicable equitable remedies, including specific performance, to enforce delivery of the Shares hereunder.

     9.   Miscellaneous:
          --------------

          (a)  Notices.  All notices and other communications required or
               --------
          permitted hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by registered or certified mail (return receipt requested), postage prepaid or by nationally recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

               If to Seller:

               Kane-Miller Corp.
               555 White Plains Road
               Tarrytown, NY  10591
               Attention:  President
               Fax:  (914) 631-4707

               If to Purchaser:

               Glendi Publications, Inc.
               P.O. Box 736
               Fort Washington, PA  19034
               Fax:  (215) 643-3818

          (b)  Assignment.  Neither party shall have the right to assign any
               -----------
          rights or interest or delegate any obligations hereunder without the prior written consent of the other party, except that Purchaser may assign its right to purchase the Shares to another corporation affiliated with Purchaser by common ownership. Any such assignment by Purchaser shall not relieve it of its obligations for the payment of the Price.

          (c)  Governing Law.  This agreement shall be governed by the laws of
               --------------
          the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law).

          (d)  Counterparts.  This agreement may be executed in counterparts,
               -------------
          each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

          (e)  Entire Agreement.  This agreement embodies the entire agreement
               -----------------
          and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

          (f)  Successors and Assigns.  This agreement shall be binding upon and
               -----------------------
          inure to the benefit of the parties hereto and their respective successors and permitted assigns (except as otherwise provided by subparagraph (b) above).

          (g) All of the representations and warranties of each party shall survive the Closing and, notwithstanding any investigation conducted before or after the Closing or the decision of either party to complete the Closing, the parties hereto shall be entitled to rely upon the representations and warranties set forth herein.

                         KANE-MILLER CORP.



                         By:   /s/ Harold Oelbaum
                             ---------------------------
                              Harold Oelbaum,
                              President



                         GLENDI PUBLICATIONS, INC.



                         By:  /s/ Nick G. Karabots (executed
                             ---------------------  Sept. 15,
                              Nick G. Karabots,     1994)
                              Chairman